Exhibit 10.25

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made this 14th day of April, 2008 (the “Effective Date”) between Univar Inc., a Delaware corporation (“UI”), and Steven Nielsen (“Executive”).

RECITALS

A. UI manages the business, assets and operations of the group of companies comprising Univar N.V., a Netherlands company (“UNV”) and its affiliates (“Affiliates”) including without limitation UI and Univar USA, Inc, (The companies managed by UI are referred to in this Agreement as “Managed Companies.”)

B. UI wishes to employ Executive and Executive wishes to be employed by UI in accordance with the terms and conditions set forth in this Agreement.

TERMS AND CONDITIONS

In consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Executive and UI agree as follows:

1. Employment. As of the Effective Date, UI hereby agrees to employ Executive, and Executive agrees to be employed by UI, as its Chief Financial Officer. Executive will report directly to UI’s Chief Executive Officer. Executive’s responsibilities will include all those matters customarily assigned to a Chief Financial Officer and those which may be reasonably assigned by UI from time to time as well as an intimate involvement in the development and execution of the value creation initiatives recently launched by UI following the take private transaction by funds advised by CVC Capital Partners. Executive shall follow the reasonable instructions of Executive’s manager and will comply in all material respects with all rules, policies and procedures of UI as modified from time to time to the extent that they are not inconsistent with this Agreement. Executive will perform all of Executive’s responsibilities in compliance with all applicable laws. During Executive’s employment, Executive will not engage in any other business activity that prevents Executive from carrying out Executive’s obligations under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

2. Term of Employment. Employment under this Agreement shall be terminable at-will, and, in such case either Executive or UI may terminate Executive’s employment at any time with or without Cause or Good Reason, as defined in this Agreement, and without notice, subject to the requirements set forth in Section 5. Any termination of Executive’s employment by Executive or UI (other than death) shall be communicated by written notice of termination to the other party in accordance with Section 16 of this Agreement.

3. Compensation. For the duration of Executive’s employment under this Agreement, Executive shall be entitled to compensation computed and paid pursuant to the following subparagraphs and subject to applicable withholdings and deductions:

3.1 Salary. Executive shall be paid a gross salary at the rate of $575,000 per year (the “Annual Base Salary”), with actual amounts paid to be prorated for the actual period of employment, payable in equal installments in accordance with UI’s normal payroll practices. UI may review Executive’s salary from time to time as part of a review of Executive’s performance and other relevant factors and may determine in its sole discretion whether any increase in salary shall be made.

3.2 Bonuses.

3.2.1. Within 10 business days after the Effective Date, UI shall pay a signing bonus to Executive in cash in the amount of $750,000.

3.2.2. Subject to the withholding authorized in Section 4.2 hereof, during the term of this Agreement, UI will further provide Executive with the opportunity for annual cash bonus awards in accordance with its management incentive plans and the financial performance targets set for Executive thereunder (“Annual Bonus”), with a target amount equal to 100% of the Annual Base Salary (the target bonus as a percentage of Annual Base Salary, as in effect from time to time, is hereinafter referred to as the “Target Bonus”). Any Annual Bonus payable hereunder shall be paid between January 1st and March 15th of the year immediately following the year to which such Annual Bonus relates (the date of payment being the “Payment Date”). During the portion of the term of this Agreement commencing on the Effective Date and ending on December 31, 2008, Executive’s Target Bonus opportunity under UI’s management incentive plans will be an amount equal to the product of (A) 100% of the Annual Base Salary, multiplied by (B) a fraction (i) the numerator of which is the number of days Executive was employed by UI during 2008 and (ii) the denominator of which is 366.

4. Other Benefits.

4.1 Certain Benefits. Executive may participate in employee benefit programs established by UI for personnel on a basis commensurate with Executive’s position and in accordance with UI’s benefit plans and arrangements from time to time, including eligibility requirements, but nothing herein shall require the adoption or maintenance of any such plan.

4.2 Stock Purchase and Related Loan.

4.2.1. Upon the execution of this Agreement by Executive, UI will cause Executive to be offered an opportunity to invest up to $1,500,000 in order to acquire ordinary shares in the capital of Ulysses Finance S.a r.l. and ordinary shares, preferred A, preferred B, preferred C and preferred D shares in the capital of Ulysses

Luxembourg S.a r.l. (Ulysses Finance S.a r.l. and Ulysses Luxembourg S.a r.l. are described herein as the “Issuers”) on terms and subject to conditions identical to those outlined in the management equity plan offering made to senior management of UI on or about January 3, 2008 and more specifically set forth in the stockholders agreements, fiduciary agreement and other documents (the “Offering Documents”) described therein. Such opportunity shall remain open for forty business days commencing on the date on which Executive receives copies of the Offering Documents and shall be null and void if not accepted in writing in accordance with its terms before the expiry of such period or upon the termination of the employment of Executive, whichever shall first occur.

4.2.2. UI shall make, or shall cause that its Affiliate makes, a loan available to Executive for the purpose of funding the investment described in Section 4.2.1. The maximum amount of such loan shall be $ 1,000,000. Such loan shall bear interest at a rate fixed at 5.65% per annum. The amount equal to thirty-three percent (33%) of Executive’s net (after applicable withholding tax ) proceeds from the Annual Bonus from time to time (if any) shall be withheld by UI and applied on the relevant Payment Date towards the repayment of any outstanding principal and interest on such loan. Executive shall be obliged to repay in full all outstanding principal and interest on such loan at or before the time the Issuers are liquidated or Executive (or Societe Generale, as fiduciary for Executive) otherwise disposes of his or her capital stock in the Issuers. Such loan shall otherwise be made on such terms and conditions as shall be set forth in documents executed by the lending entity and Executive in order to give effect to this Section 4.2.2.

4.3. Vacation and Holidays. Executive shall be entitled to all public holidays observed by UI. Vacation days shall be in accordance with the applicable provision of UI’s vacation policy, provided, however, that Executive shall be granted not less than 20 vacation days per year. Vacation days that have not been used within a given year may be carried forward into subsequent years in accordance with UI’s policies and procedures as may be in effect from time to time for other similarly situated executives.

4.4 Expenses. UI shall reimburse Executive in accordance with UI’s policies and procedures for reasonable expenses necessarily incurred in Executive’s performance of Executive’s duties against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure,

4.5 Relocation. UI shall reimburse Executive’s expenses incurred in connection with Executive’s relocation to the Seattle, Washington area in accordance with UI’s policies and procedures for existing full time executive management employees except for temporary living expenses which may be extended if reasonably necessary for up to 180 days.

5. Termination. The following provisions shall apply upon termination of Executive’s employment under applicable circumstances as set forth below. Any amount payable to Executive under this Section 5 shall be subject to all applicable federal, state and local withholdings, or payroll or other taxes. Except as set forth in this Section 5, upon termination of employment, Executive shall not be entitled to further payments, severance or other benefits arising under this Agreement or from Executive’s employment with UI or its termination, except as required by law.

5.1 By UI with Cause or by Executive without Good Reason. If UI terminates Executive’s employment for Cause or if Executive terminates Executive’s employment without Good Reason, Executive shall be paid unpaid wages and unused accrued vacation earned through the termination date.

5.1.1. “Cause,” as used herein, shall mean Executive’s (i) willful and continued failure to perform his material duties with respect to UI or it affiliates (except where due to a physical or mental incapacity) which continues beyond fifteen (15) business days after a written demand for substantial performance is delivered to Executive by UI, (ii) conviction of or plea nolo contendere to (A) the commission of a felony by Executive, or (B) any misdemeanor that is a crime of moral turpitude, (iii) Executive’s willful and gross misconduct in connection with his employment duties, or (iv) breach of the non-competition, non-solicitation or confidentiality covenants to which Executive is subject. No act on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that such action was in the best interest of UI. No failure of Executive or UI to achieve performance goals, in and of itself, shall be treated as a basis for termination of Executive’s employment for Cause. Notwithstanding anything herein to the contrary, no termination shall be treated as for “Cause” (and any such termination shall instead be treated as without “Cause”) unless (i) Executive has been given not less than fifteen (15) business days’ written notice by the Board of its intention to terminate Executive’s employment for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based (the “Board Notice”), (ii) the Board Notice is delivered not later than sixty (60) days after the Board’s learning of such act or acts or failure or failures to act, and (iii) the Board has thereafter provided Executive with a copy of a resolution duly adopted by the Board (after Executive has been given a reasonable opportunity, together with counsel, to be heard before the Board) confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, and no cure was timely effected.

5.1.2. “Good Reason,” as used herein, shall mean (i) a material reduction in Executive’s base salary or a material reduction in annual incentive compensation opportunity, in each case other than any isolated or inadvertent failure by UI that is not in bad faith and is cured within thirty (30) business days after Executive gives UI notice of such event; (ii) a material diminution in Executive’s title, duties and responsibilities, other than any isolated or inadvertent failure by UI that is not in bad faith and is cured within thirty (30) business days after Executive gives UI notice of such event; (iii) a transfer of Executive’s primary workplace by more than thirty-five (35) miles from his current workplace, or (iv) the failure of a successor to have assumed this Agreement in connection with any sale of the business, where such assumption does not occur by operation of law, provided that in order for an event described in this Section 5.1.2 to constitute Good Reason, Executive must provide notice to UI (in accordance with Section 16 of this Agreement) within ninety (90) business days of the initial existence of such event.

5.2 By UI other than for Cause or Total Disability or by Executive for Good Reason. If UI terminates Executive’s employment other than for Cause or Total Disability or if Executive terminates Executive’s employment for Good Reason in the absence of Cause, UI shall pay to Executive the amounts and benefits, and cause the vesting as set forth in this Section 5.2; provided, however, that Executive’s entitlement to the amounts described in Sections 5.2.2 and 5.2.3 is conditioned upon Executive executing and not revoking a release substantially in the form attached as Exhibit A (the “Release”) within the applicable 28 or 52 day time period provided for therein (the “Applicable Release Period”); provided, however, that in any case where the first and last days of the Applicable Release Period are in two separate taxable years, any payments required to be made to Executive that are treated as deferred compensation for purposes of Code Section 409A shall be made in the later taxable year, promptly following the conclusion of the Applicable Release Period.

5.2.1 Unpaid wages and unused accrued vacation earned through the termination date;

5.2.2 A severance payment, payable in a lump sum payment not later than fifteen (15) days following Executive’s termination date, an amount equal to the sum of (A) eighteen (18) months of the Annual Base Salary plus (B) one (1) times the Target Bonus for the year in which Executive’s employment terminates;

5.2.3 A prorated bonus for the year of termination, payable in a lump sum at the time such payment would be paid in accordance with UI’s then current bonus plan, equal to the product of (A) the Target Bonus that would have been earned had Executive remained employed until the end of the year of termination multiplied, by (B) a fraction (i) the numerator of which is the number of days Executive was employed during the year in which Executive’s employment terminates and (ii) the denominator of which is 365 (the “Prorated Bonus”); and

5.2.4 Accelerated vesting of unvested previously awarded stock options and long-term incentive awards, such stock options and awards to become fully vested as of the date of Executive’s termination, subject to compliance with all terms and conditions of the relevant plans.

5.3 Total Disability. If UI or Executive terminates Executive’s employment due to Executive’s Total Disability, UI shall pay to Executive unpaid wages and unused accrued vacation earned through the termination date, and the Prorated Bonus. Vesting of Executive’s unvested previously awarded stock options and long-term incentive awards shall accelerate, subject to compliance with all terms and conditions of the relevant plans, such stock options and awards to become fully vested as of Executive’s termination date. “Total Disability” as used herein shall have the same meaning as the term “Total Disability” as used in UI’s long-term disability policy in effect at the time of termination, if one exists. If UI does not have a long-term disability policy in effect at such time, the term “Total Disability” shall mean Executive’s inability (with or without such accommodation as may be required by law protecting persons with disabilities) to perform the essential functions of Executive’s duties hereunder for a period aggregating to ninety (90) calendar days in a twelve (12) month period, provided, however, that this period may be extended in the sole discretion of the Chief Executive Officer.

5.4 Death. If Executive’s employment terminates due to death, UI shall pay to Executive’s estate the unpaid wages and unused accrued vacation earned through the termination date, and the Prorated Bonus. Vesting of Executive’s unvested previously awarded stock options and long-term incentive awards shall accelerate, subject to compliance with all terms and conditions of the relevant plans, such stock options and awards to become fully vested as of Executive’s termination date.

6. Confidential Information

6.1 Executive recognizes that the success of UI and its current or future Affiliates (as defined below in this Section 6) and Managed Companies depends upon the protection of information or materials that are designated as confidential and/or proprietary at the time of disclosure or should, based on their nature or the circumstances surrounding such disclosure, reasonably be deemed confidential including, without limitation, information to which Executive has access while employed by UI whether recorded in any medium or merely memorized (all such information being “Confidential Information”). “Confidential Information” includes without limitation, and whether or not such information is specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets, suppliers, and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, designs, specifications, compilations, inventions (as defined in Section 8.1), improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques. Confidential Information expressly includes information provided to UI, Managed Companies or Affiliates by third parties under circumstances that require them to maintain the confidentiality of such information. Notwithstanding the foregoing, Executive shall have no confidentiality obligation with respect to disclosure of any Confidential Information that (a) was, or at any time becomes, available in the public domain other than through a violation of this Agreement or (b) Executive can demonstrate by written evidence was furnished to Executive by a third party in lawful possession thereof and who was not under an obligation of confidentiality to UI or any of its Affiliates or Managed Companies.

6.2 Executive agrees that during Executive’s employment and after termination of employment irrespective of cause, Executive will use Confidential Information only for the benefit of UI and Managed Companies and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized by UI or Managed Companies. Notwithstanding the foregoing, Executive may disclose Confidential Information as required pursuant to an order or requirement of a court, administrative agency or other government body, provided Executive has notified UI or the applicable Managed Company immediately after receipt of such order or requirement and allowed UI and/or the Managed Company a meaningful opportunity to apply for protective measures.

6.3 Executive hereby assigns to UI any rights Executive may have or acquire in such Confidential Information and acknowledges that all Confidential Information shall be the sole property of UI and/or its Affiliates and/or Managed Companies or their assigns.

6.4 There are no rights granted or any understandings, agreements or representations between the parties hereto, express or implied, regarding Confidential Information that are not specified herein.

6.5 Executive’s obligations under this Section 6 are in addition to any obligations that Executive has under state or federal law.

6.6 Executive agrees that in the course of Executive’s employment with UI, Executive will not violate in any way the rights that any entity, including former employers, has with regard to trade secrets or proprietary or confidential information.

6.7 For purposes of this Agreement, the term “Affiliate” means any entity currently existing or subsequently organized or formed that directly or indirectly controls, is controlled by or is under common control with UI, whether through ownership of voting securities, by contract or otherwise.

6.8 Executive’s obligations under this Section 6 are indefinite in term and shall survive the termination of this Agreement.

7. Return of Company Property. Executive acknowledges that all tangible items containing any Confidential Information, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies), are the exclusive property of UI or its applicable Affiliate or Managed Company, and Executive shall deliver to UI all such material in Executive’s possession or control upon UI’s request and in any event upon the termination of Executive’s employment with UI. Executive shall also return any keys, equipment, identification or credit cards, or other property belonging to UI or its Affiliates or Managed Companies upon termination or request.

8. Inventions.

8.1 Executive understands and agrees that all Inventions are the exclusive property of UI. As used in this Agreement, “Inventions” shall include without limitation ideas, discoveries, developments, concepts, inventions, original works of authorship, trademarks, mask works, trade secrets, ideas, data, information, know-how, documentation, formulae, results, prototypes, designs, methods, processes, products, formulas and techniques, improvements to any of the foregoing, and all other matters ordinarily intended by the words “intellectual property,” whether or not patentable, copyrightable, or otherwise able to be registered, which are developed, created, conceived of or reduced to practice by Executive, alone or with others, during Executive’s employment with UI or Affiliates, whether or not during working hours or within three (3) months thereafter and related to UI’s then existing or proposed business. In recognition of UI’s ownership of all Inventions, Executive shall make prompt and full disclosure to UI of, will hold in trust for the sole benefit of UI, and (subject to Section 8.2 below) hereby assigns, and agrees to assign in the future, exclusively to UI all of Executive’s right, title, and interest in and to any and all such Inventions.

8.2 NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140: Executive understands that Executive’s obligation to assign inventions shall not apply to any inventions for which no equipment, supplies, facilities, or trade secret information of UI was used and that was developed entirely on Executive’s own time, unless (a) the invention relates (i) directly to the business of UI, or (ii) to UI’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for UI.

8.3 To the extent any works of authorship created by Executive made within the scope of employment may be considered “works made for hire” under United States copyright laws, they are hereby agreed to be works made for hire. To the extent any such works do not qualify as a “work made for hire” under applicable law, and to the extent they include material subject to copyright, Executive hereby irrevocably and exclusively assigns and conveys all rights, title and interests in such works to UI subject to no liens, claims or reserved rights. Executive hereby waives any and all “moral rights” that may be applicable to any of the foregoing, for any and all uses, alterations, and exploitation thereof by UI, or its Affiliates, or their successors, assignees or licensees. To the extent that any such “moral rights” may not be waived in accordance with law, Executive agrees not to bring any claims, actions or litigation against UI, its Managed Companies or its Affiliates, or their successors, assignees or licensees, based on or to enforce such rights. Without limiting the preceding, Executive agrees that UI may in its discretion edit, modify, recast, use, and promote any such works of authorship, and derivatives thereof, with or without the use of Executive’s name or image, without compensation to Executive other than that expressly set forth herein.

8.4 Executive hereby waives and quitclaims to UI any and all claims of any nature whatsoever that Executive now or hereafter may have for infringement of any patent or patents from any patent applications for any Inventions. Executive agrees to cooperate fully with UI and take all other such acts requested by UI (including signing applications for patents, assignments, and other papers, and such things as UI may require) to enable UI to establish and protect its ownership in any Inventions and to carry out the intent and purpose of this Agreement, during Executive’s employment or thereafter. If Executive fails to execute such documents by reason of death, mental or physical incapacity or any other reason, Executive hereby irrevocably appoints UI and its officers and agents as Executive’s agent and attorney-in-fact to execute such documents on Executive’s behalf.

8.5 Executive agrees that there are no Inventions made by Executive prior to Executive’s employment with UI and belonging to Executive that Executive wishes to have excluded from this Section 8 (the “Excluded Inventions”). If during Executive’s employment with UI, Executive uses in the specifications or development of, or otherwise incorporates into a product, process, service, technology, or machine of UI or its Affiliates or Managed Companies, or otherwise uses any invention, proprietary know-how, or other intellectual property in existence before the Effective Date owned by Executive or in which Executive has any interest (“Existing Know-How”), UI or its Affiliates or Managed Companies, as the case may be, is hereby granted and shall have a non-exclusive, royalty-free, fully paid up, perpetual, irrevocable, worldwide right and license under the Existing Know-How (including any patent or other intellectual property rights therein) to make, have made, use, sell, reproduce, distribute, make derivative works from, publicly perform and display, and import, and to sublicense any and all of the foregoing rights to that Existing Know-How (including the right to grant further sublicenses) without restriction as to the extent of Executive’s ownership or interest, for so long as such Existing Know-How is in existence and is licensable by Executive.

9. Nonsolicitation.

9.1 During Executive’s employment with UI, and for a period expiring eighteen (18) months after the termination of Executive’s employment, regardless of the reason, if any, for such termination, Executive shall not, in the United States, Western Europe or Canada, directly or indirectly:

9.1.1 solicit or entice away or in any other manner persuade or attempt to persuade any officer, employee, consultant or agent of UI or any of its Affiliates or Managed Companies to alter or discontinue his or her relationship with UI, or its Affiliate or Managed Company;

9.1.2 solicit from any person or entity that was a customer of UI or any of its Affiliates or Managed Companies during Executive’s employment with UI, any business of a type or nature similar to the business of UI or any of its Affiliates or Managed Companies with such customer;

9.1.3 solicit, divert, or in any other manner persuade or attempt to persuade any supplier of UI or any of its Affiliates or Managed Companies to discontinue its relationship with UI or its Affiliates or Managed Companies;

9.1.4 solicit, divert, take away or attempt to solicit, divert or take away any customers of UI or its Affiliates or Managed Companies; or

9.1.5 engage in or participate in the chemical distribution or logistics business.

9.2 Nothing in Section 9.1 limits Executive’s ability to hire an employee of UI or any of its Affiliates or Managed Companies in circumstances under which such employee first contacts Executive regarding employment and Executive does not violate any of Sections 9.1.1, 9.1.2, 9.1.3, 9.1.4 or 9.1.5 herein.

9.3 UI and Executive agree that the provisions of this Section 9 do not impose an undue hardship on Executive and are not injurious to the public; that this provision is necessary to protect the business of UI and its Affiliates and Managed Companies; that the nature of Executive’s responsibilities with UI under this Agreement provide and/or will provide Executive with access to Confidential Information that is valuable and confidential to UI and its Affiliates and Managed Companies; that UI would not employ Executive if Executive did not agree to the provisions of this Section 9; that this Section 9 is reasonable in terms of length of time and scope; and that adequate consideration supports this Section 9. In the event that a court determines that any provision of this Section 9 is unreasonably broad or extensive, Executive agrees that such Court should narrow such provision to the extent necessary to make it reasonable and enforce the provision as narrowed.

10. Remedies. Notwithstanding any other provisions of this Agreement regarding dispute resolution, including Section 10, Executive agrees that Executive’s violation of any of Sections 6, 7, 8 or 9 of this Agreement would cause UI or its Affiliates or Managed Companies irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Executive from violation of the terms of this Agreement, upon any breach or threatened breach of Executive of the obligations set forth in any of Sections 6, 7, 8 or 9. The preceding sentence shall not be construed to limit UI or its Affiliates or Managed Companies from any other relief or damages to which it may be entitled as a result of Executive’s breach of any provision of this Agreement, including Sections 6, 7, 8 or 9.

11. Venue. Except for proceedings for injunctive relief, the venue of any litigation arising out of Executive’s employment with UI or interpreting or enforcing this Agreement shall lie in a court of appropriate jurisdiction in King County, Washington.

12. Fees. The prevailing party will be entitled to its costs and attorneys’ fees incurred in any litigation relating to the interpretation or enforcement of this Agreement.

13. Disclosure. Executive agrees fully and completely to reveal the terms of the terms of Sections 6, 7, 8 or 9 of this Agreement to any future employer or business contacts of Executive and authorizes UI and its Affiliates and Managed Companies, at their election, to make such disclosure.

14. Representation of Executive. Executive represents and warrants to UI that Executive is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any party that restrains or is in conflict with Executive’s performance of the covenants, services and duties provided for in this Agreement. Executive shall not in the course of Executive’s employment violate any obligation that Executive may owe any third party, including former employers.

15. Assignability. During Executive’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that UI may assign its rights and obligations under this Agreement without Executive’s consent to any of its Affiliates or to a successor by sale, merger or liquidation, if such successor carries on the business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation and notwithstanding anything in this Agreement, such assignment and Executive’s transfer of employment thereunder shall not be deemed a termination of employment under Section 5.2 of this Agreement. This Agreement is binding upon Executive, Executive’s heirs, personal representatives and permitted assigns and on UI, its successors and assigns.

16. Notices. Any notice required or permitted to be given hereunder is sufficient if in writing and delivered by hand, by facsimile or by registered or certified mail, to the parties at the respective addresses set forth below their signatures herein, or such other address as may be provided to each party by the other.

17. Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

18. Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

19. Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Washington without regard to the conflicts of law provisions of such laws.

20. Survival. Notwithstanding anything to the contrary in this Agreement, the obligations of this Agreement shall survive a termination of this Agreement or the termination of Executive’s employment with UI, except for obligations under Sections 1, 2, 3 and 4.

21. Entire Agreement. This instrument contains the entire agreement of Executive and UI with respect to the subject matter herein and supersedes all prior such agreements and understandings, and there are no other such representations or agreements other than as stated in this Agreement related to the terms and conditions of Executive’s employment with UI. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification agreed to by UI must, in order to be binding upon UI, be signed by the Chief Executive Officer of UI.

22. Executive’s Recognition of Agreement. Executive acknowledges that Executive has read and understood this Agreement and agrees that its terms are necessary for the reasonable and proper protection of the business of UI and its Affiliates and Managed Companies. Executive acknowledges that Executive has been advised by UI that Executive is entitled to have this Agreement reviewed by an attorney of his selection, at Executive’s expense, prior to signing, and that Executive has either done so or elected to forgo that right.

23. Delayed Payment under certain Circumstances. Notwithstanding anything in this Agreement to the contrary, to the extent required to avoid an excise tax under Internal Revenue Code Section 409A, the payment of any compensation pursuant to Sections 5.2.2, 5.2.3, 5.3 or 5.4, Executive’s separation from service shall be delayed for a period of six (6) months if Executive is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i). In such a circumstance, the payments that would otherwise have been made during such six (6) month period will be paid on the six-month anniversary of Executive’s separation from service.

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IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the day and year first above written.

UNIVAR INC.

By
Gary E. Pruitt
Chairman and Chief Executive Officer

EXECUTIVE

(Signature)

STEVEN M. NIELSEN
(Full Name)

14308 CONNELL ST. OVERLAND PARK, KS 66221
(Address)

913-681-5063
(Facsimile number)

EXHIBIT A

RELEASE

UNIVAR INC.

RELEASE

This Release (“Release”) is entered into by                      (“Executive”) with respect to the termination of the employment relationship between Executive and Univar Inc. (the “Company”).

1. Executive’s last day of employment with the Company was                      (“Termination Date”). Executive shall not seek future employment or any right to future employment with the Company, its parent or any of its affiliates.

2. Executive has been provided all compensation and benefits earned Executive by virtue of employment with Employer, except to the extent that Executive may still be owed salary earned during the last pay period prior to the Termination Date and accrued unused vacation and excluding amounts payable to Executive under the Employment Agreement between Executive and Company dated                      (“Employment Agreement”).

3. As consideration for the obligations undertaken by the Company pursuant to the Employment Agreement, Executive hereby releases the Company, Univar N.V., and its affiliates, including without limitation Univar USA, Inc. (formerly Vopak USA Inc.) and their respective officers, directors, and employees, from any and all claims, causes of action, and liability for damages of whatever kind, known or unknown, arising from or relating to Executive’s employment and separation from employment (“Released Claims”). Released Claims include claims (including claims to attorneys’ fees), damages, causes of action, and disputes of any kind whatsoever, including without limitation all claims for wages, employee benefits, and damages arising out of any: contracts, express or implied; tort; discrimination; wrongful termination; any federal, state, local, or other governmental statute or ordinance, including, without limitation Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Fair Labor Standards Act, the Washington Law Against Discrimination, the Washington Minimum Wage Act and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and any other legal limitation on the employment relationship. Notwithstanding the foregoing, “Released Claims” do not include claims for breach or enforcement of this Agreement, claims that arise after the execution of this Agreement, claims to vested benefits under ERISA, workers’ compensation claims, or any other claims that may not be released under this Agreement in accordance with applicable law. This waiver and release shall not apply to claims arising after Executive’s execution of this Release.

4. Executive represents and warrants that Executive has not filed any litigation based on any Released Claims. Executive covenants and promises never to file, press, or join in any lawsuit based on any Released Claim and agrees that any such claim, if filed by Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of Executive challenging the validity of this Agreement in connection with claims arising under the ADEA. Executive represents and warrants that Executive is the sole owner of any and all Released Claims that Executive may have; and that Executive has not assigned or otherwise transferred Executive’s right or interest in any Released Claim.

5. Executive represents and warrants that Executive has turned over to Employer all property of Employer, including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from Employer or its employees or that Executive generated in the course of employment with Employer.

6. Executive specifically agrees as follows:

a. Executive is knowingly and voluntarily entering into this Release;

b. Executive acknowledges that the Company is providing benefits in the form of payments and compensation, to which Executive would not otherwise be entitled in the absence of Executive’s entry into this Release, as consideration for Executive’s entering into this Release;

c. Executive is hereby advised by this Release to consult with an attorney prior to executing this Release;

d. Executive understands he has a period of at least twenty-one (21) days from the date a copy of this Release is provided to Executive in which to consider and sign the Release (during which the offer will remain open), and that Executive has an additional seven (7) days after signing this Release within which to revoke acceptance of the Release;

e. If during the twenty-one (21) day waiting period Executive should elect not to sign this Release, or during the seven (7) day revocation period Executive should revoke acceptance of the Release, then this Release shall be void and the effective date of this Release shall be the eighth day after Executive signs and delivers this Release, provided he has not revoked acceptance; and

f. Executive may accept this Agreement before the expiration of the twenty-one (21) days, in which case Executive shall waive the remainder of the 21-day waiting period.

7. Executive hereby acknowledges his obligation to comply with the obligations that survive termination of the Employment Agreement, including without limitation those obligations with respect to confidentiality, inventions and nonsolicitation.

8. With regard to the subject matter herein, this Release shall be interpreted pursuant to Washington law.

Executive:

(Signature)

(Print Name)

Dated: